EXHIBIT 10.2

FIRST AMENDMENT TO THE

THE FEDERAL HOME LOAN BANK OF BOSTON
PENSION BENEFIT EQUALIZATION PLAN
(Effective January 1, 2009, as amended April 15, 2009)

WHEREAS, the Federal Home Loan Bank of Boston (the “Bank”) has adopted and currently maintains the Federal Home Loan Bank of Boston Pension Benefit Equalization Plan (the “Pension BEP”), effective January 1, 2009, as amended April 15, 2009; and

WHEREAS, Section 6.1 of the Pension BEP reserves to the Board of Directors of the Bank the right to amend the Pension BEP from time to time, in whole or in part; and

WHEREAS, the Bank desires to amend the Pension BEP to (i) specify the qualifications of any entity who may serve as the trustee of any rabbi trust established to fund and pay benefits under the Pension BEP, (ii) require periodic funding of such rabbi trust, and (iii) provide that a Member or Beneficiary may recover legal fees if he or she is required to bring a lawsuit to recover benefits from the Pension BEP.

NOW, THEREFORE, the Pension BEP is amended as set forth below, effective September 1, 2009:

1.                                     The following sentence is added to the end of Section 5.4:

If a Member or Beneficiary prevails in a lawsuit to recover benefits under the Plan, the Bank shall pay to the Member or Beneficiary the reasonable attorneys’ fees and costs incurred by such Member or Beneficiary in prosecuting such lawsuit.  However, a Member or Beneficiary shall not be liable for attorney fees or costs incurred by the Bank, the Plan or the Committee in successfully defending a lawsuit brought by such Member or Beneficiary to recover benefits under the Plan, unless a court has finally determined that the Member or Beneficiary acted in bad faith or that the lawsuit was frivolous.

2.            The following new paragraph is added to the end of Section 7 of the Plan:

7.13         Trust Provisions.  The trustee of any trust established for the funding and payment of benefits under the Plan shall be a national bank or trust company, be duly authorized to conduct trust business, be organized under the laws of the United States or any of the 50 states thereof, and be independent of and not subject to control of the Bank or any Member of the Plan.

The Bank shall contribute at least annually to such trust or fund an amount not less than the sum of (a) the amount by which the present value of accrued benefits, as calculated by the Plan’s actuary and determined as if each Member voluntarily terminated service with the Bank as of the December 31 preceding the calculation, exceeds the fair market value of the assets in the trust or fund, and (b) the anticipated administrative, trust, and investment advisory expenses that may be paid by the trust for the next 12 months.  This provision will survive any amendment or termination of the Plan until all accrued benefits have been paid.

IN WITNESS WHEREOF, the undersigned hereby certifies that the foregoing amendment was duly adopted at a meeting of the Board of Directors of the Bank on September 18, 2009.

Executed this 30th day of October, 2009.

FEDERAL HOME LOAN BANK OF BOSTON

By:	/s/ Ellen McLaughlin
Senior Vice President and General Counsel